Exhibit 99.1

Spartan Motors Posts Solid First Quarter Results

Sales up 35% to $234 million, Reports EPS and Adjusted EPS of $0.04

CHARLOTTE, Mich., May 2, 2019 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries, as well as for the emergency response and recreational vehicle markets, today reported operating results for the first quarter ending March 31, 2019.

“We are pleased with the positive start to the year, as many of the initiatives we pursued last year are gaining traction,” said Daryl Adams, President and Chief Executive Officer. “With the hard work and concentrated efforts of our entire team, we were able mitigate continued tariff-related commodity headwinds and post solid operating results to start the year. We also achieved new business wins in several key markets in all three of our business units, which we expect will help drive our results for the remainder of the year.”

First Quarter 2019 Highlights

For the first quarter of 2019 compared to the first quarter of 2018:

●	Sales increased $61.0 million, or 35.2%, to $234.0 million from $173.0 million.
●

As anticipated, the first quarter 2019 results included incremental tariff-related commodity cost increases and higher component costs totaling $2.3 million, or $0.05 per share, that negatively impacted net income, adjusted net income and adjusted EBITDA.

●

Gross profit margin declined 230 basis points to 10.5% of sales from 12.8% of sales. Of the decline, 170 basis points were attributable to $32.5 million of USPS chassis pass-through sales and an additional 100 basis points were due to the tariff-related headwinds, partially offset by pricing and operational improvements.

●

Net income decreased to $1.4 million, or $0.04 per share, from $4.2 million, or $0.12 per share. Prior-year net income includes a net working capital adjustment of $1.5 million, or $0.03 per share, relating to the Smeal acquisition and a tax benefit of $1.4 million, or $0.04 per share, related to the appreciation in value of equity-based compensation that vested during the year-ago quarter. Excluding these items, net income was comparable to the prior year.

●	Adjusted EBITDA decreased 17.9% to $4.6 million, or 2.0% of sales, from $5.6 million, or 3.2% of sales.
●

Adjusted net income decreased $1.8 million, or 54.5%, to $1.5 million, or $0.04 per share, from $3.3 million, or $0.09 per share. Excluding the $1.4 million tax benefit from the first quarter of 2018, adjusted net income decreased $0.4 million, or 21.1%, from the prior year.

●

Consolidated backlog, excluding the one-time multi-year USPS truck body order at March 31, 2019, totaled $359.2 million, up $18.6 million, or 5.5%, compared to $340.6 million at March 31, 2018. Including the USPS order, consolidated backlog totaled $432.3 million compared to $554.6 million a year ago.

“The hard work, resourcefulness and determination of our teams have set a positive foundation for long-term performance,” continued Adams. “Each business unit has made progress on several fronts, and we are confident that this effort has set the stage for sustained revenue growth, improved profitability and broader geographic reach.”

Spartan Motors, Inc.

Fleet Vehicles and Services (FVS)

The FVS business unit continues to invest in new product development and geographic expansion to support the growth in last-mile delivery.  During the quarter, FVS introduced two new electric vehicle (EV) platforms at the NTEA Work Truck Show in Indianapolis alongside a temperature-controlled truck body, which was specifically developed for last-mile grocery delivery.  Additionally, to support its growing upfit business, FVS secured a new facility in North Charleston, South Carolina, near the new Mercedes-Benz Sprinter plant.  This multi-purpose facility will initially operate as a Sprinter upfit ship-thru facility and is capable of handling FVS’s entire product line. By joining this facility with existing plants in Ephrata, Pennsylvania, and Pompano Beach, Florida – a result of the Strobes-R-Us acquisition – FVS is better positioned on the East Coast to support customer demands.

FVS segment sales increased 105.4% to $122.6 million from $59.7 million. A substantial portion of the revenue increase was due to pass-through sales on the USPS truck body order ($32.5 million) in addition to increased volume related to walk-in-van, truck body and upfits. Excluding the pass-through sales impact from the USPS order, FVS sales increased 51.0% from the prior year.

Adjusted EBITDA increased $2.4 million to $7.0 million, or 5.7% of sales, from $4.6 million, or 7.7% of sales, a year ago. The increase was primarily due to the USPS truck body order, partially offset by mix and higher material and component costs.

Excluding the one-time multi-year USPS truck body order, sequential segment backlog at March 31, 2019, increased 9.9% to $115.4 million, reflecting the continuing order momentum among last-mile delivery customers. Reported segment backlog at March 31, 2019, totaled $188.5 million compared $335.3 million a year ago, reflecting the progress made on the USPS contract.

Emergency Response (ER)

The ER business unit remains focused on improvement initiatives that will drive profitable results, which include manufacturing optimization and ongoing dealer network realignment.  The segment also continues to invest in new products to support long-term revenue and earnings growth, including several innovative products focused on the emerging needs of first responders, particularly in tight, urban markets. These emergent products, launched at the most recent FDIC Expo, have resulted in a new eight-unit order for the city of Philadelphia, and, most recently, an 11-unit order for the city of St. Louis.

First quarter ER segment sales decreased $4.9 million to $61.8 million, or 7.4%, from $66.7 million.  The decline reflects decreased market demand for higher content vehicles and continued efforts to realign the dealer network. These efforts were completed last month with the addition of a new, Georgia-based dealership, which is authorized to sell and service the full Spartan fire apparatus portfolio.

Adjusted EBITDA decreased to a loss of $2.3 million, or 3.7% of sales, from adjusted EBITDA of $1.2 million a year ago, primarily due to product mix, increased material costs, higher warranty expense, and operating inefficiencies resulting from temporary production disruptions due to severe weather-related flooding surrounding the Company’s Nebraska facilities.

The segment backlog at March 31, 2019, totaled $214.7 million, up 13.2%, compared to $189.6 million at March 31, 2018, reflecting an increase in orders from an improved dealer network.

Specialty Chassis & Vehicles (SCV)

The SCV business unit continues to drive growth and operating performance through product innovation and market share gains within the luxury motor coach segment, particularly in the faster-growing, less-than-40-foot diesel market, which is favored by younger consumers.  Additionally, SCV continues to grow its relationships with existing customers through exclusive supply agreements, highlighting the demand for Spartan chassis within the luxury diesel motor coach segment.  These wins are a result of ongoing innovation efforts to integrate automotive technology into the luxury motor coach market.  For example, Spartan chassis now utilizes “Mobile Eye,” which includes pedestrian detection, speed limit sign detection, vehicle-ahead indicator, and forward-collision warning to the luxury motor coach segment.

SCV segment sales increased 7.2% to $51.7 million from $48.2 million a year ago, representing continued growth on top of a 46% growth rate in the prior year.  Revenues were driven mainly by increased contract manufacturing and pricing from luxury motor coach chassis sales, offset by lower sales of Reach vehicles due to timing.

Adjusted EBITDA increased $1.9 million to $5.0 million, or 9.6% of sales, from $3.1 million, or 6.5% of sales, a year ago, mainly due to mix from increased contract manufacturing, partially offset by higher material costs.

The segment backlog at March 31, 2019, totaled $29.1 million, essentially flat compared to $29.7 million at March 31, 2018, reflecting pricing from luxury motor coach as well as strength in contract manufacturing.

Maintaining 2019 Guidance

“Spartan’s first quarter results reflect top-line growth and continued operational improvements throughout our business, and we remain encouraged in our outlook for the remainder of 2019,” commented Rick Sohm, Chief Financial Officer. “As a result, we are maintaining our previous top-line and profitability guidance for the full year.”

●	Revenue to be in the range of $865 - $905 million
●	Net income of $19.5 - $22.6 million
●	Adjusted EBITDA of $37.1 - $41.1 million
●	Effective tax rate of approximately 24%
●	Earnings per share of $0.56 - $0.64
●	Adjusted earnings per share of $0.57 - $0.65

Adams concluded, “We are pleased with the results of our progress in the first quarter, as our team put forth tremendous efforts to drive improvements across all of our operations. Despite the solid performance, we understand the need to carry the momentum forward and improve our operations to enhance productivity, efficiency, and ultimately, profitability to the benefit of our shareholders. With the growth in last-mile delivery driving FVS, continued focus on operational improvements in ER, and expanding addressable markets within SCV, we are confident in our ability to deliver increased results in 2019 and beyond.”

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. EDT today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com/investor-relations/webcasts

Conference Call: 1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10130566

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last-mile delivery, specialty service, and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets. The Company is organized into three core business segments, including Spartan Fleet Vehicles and Services, Spartan Emergency Response, and Spartan Specialty Vehicles. Today, its family of brands also include Spartan Authorized Parts, Spartan Factory Service Centers, Utilimaster®, Strobes-R-Us™, Smeal, Ladder Tower™, and UST®. Spartan Motors and its go-to-market brands are well known in their respective industries for quality, durability, aftermarket product support, and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, South Carolina, Florida, Missouri, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $816 million in 2018. Learn more about Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Juris Pagrabs

Group Treasurer &

Director of Investor Relations

Spartan Motors, Inc.

(517) 997-3862

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$21,368	$27,439
Accounts receivable, less allowance of $148 and $133	104,399	106,801
Contract assets	44,055	36,027
Inventories	84,457	69,992
Other current assets	5,437	5,070
Total current assets	259,716	245,329

Property, plant and equipment, net	56,175	56,567
Right of use assets – operating leases	12,930	-
Goodwill	33,823	33,823
Intangible assets, net	8,407	8,611
Net deferred tax asset	7,705	7,141
Other assets	3,303	2,313
TOTAL ASSETS	$382,059	$353,784

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$87,803	$76,399
Accrued warranty	16,482	16,090
Accrued compensation and related taxes	9,253	10,520
Deposits from customers	19,150	22,632
Operating lease liability	2,547	-
Other current liabilities and accrued expenses	18,326	12,396
Current portion of long-term debt	19	60
Total current liabilities	153,580	138,097

Other non-current liabilities	5,269	4,058
Long-term operating lease liability	10,517	-
Long-term debt, less current portion	26,042	25,547
Total liabilities	195,408	167,702
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,350 and 35,321 outstanding	353	353
Additional paid in capital	82,517	82,816
Retained earnings	104,299	103,571
Total Spartan Motors, Inc. shareholders’ equity	187,169	186,740
Non-controlling interest	(518)	(658)
Total shareholders’ equity	186,651	186,082
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$382,059	$353,784

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Sales	$233,963	$173,038
Cost of products sold	209,387	150,880
Restructuring charges	49	-
Gross profit	24,527	22,158

Operating expenses:
Research and development	2,374	1,389
Selling, general and administrative	20,501	17,873
Restructuring charges	63	20
Total operating expenses	22,938	19,282

Operating income	1,589	2,876

Other income (expense):
Interest expense	(374)	(323)
Interest and other income	335	1,593
Total other income (expense)	(39)	1,270

Income before taxes	1,550	4,146

Taxes	13	(48)

Net income	1,537	4,194

Less: Net income attributable to non-controlling interest	140	-

Net income attributable to Spartan Motors, Inc.	$1,397	$4,194

Basic and diluted net income per share	$0.04	$0.12

Basic and diluted weighted average common shares outstanding	35,265	35,094

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

(Unaudited)

Three Months Ended March 31, 2019 (in thousands of dollars)

	Business Segments
	Fleet Vehicles and Services	Emergency Response	Specialty Chassis & Vehicles	Other	Consolidated
Emergency response vehicle sales	$-	$58,568	$-	$-	$58,568
Fleet vehicle sales	96,319	-	2,128	(2,128)	96,319
Motorhome chassis sales	-	-	40,286	-	40,286
Other specialty chassis and vehicles	-	-	6,858	-	6,858
Aftermarket parts and assemblies	26,330	3,189	2,413	-	31,932
Total sales	$122,649	$61,757	$51,685	$(2,128)	$233,963

Adjusted EBITDA	$6,975	$(2,292)	$4,964	$(5,015)	$4,632

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

(Unaudited)

Three Months Ended March 31, 2018 (in thousands of dollars)

	Business Segments
	Fleet Vehicles and Services	Emergency Response	Specialty Chassis & Vehicles	Other	Consolidated
Emergency response vehicle sales	$-	$64,107	$-	$-	$64,107
Fleet vehicle sales	49,825	-	1,601	(1,601)	49,825
Motorhome chassis sales	-	-	39,567	-	39,567
Other specialty chassis and vehicles	-	-	5,367	-	5,367
Aftermarket parts and assemblies	9,866	2,605	1,701	-	14,172
Total sales	$59,691	$66,712	$48,236	$(1,601)	$173,038

Adjusted EBITDA	$4,590	$1,242	$3,121	$(3,350)	$5,603

Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	Mar 31, 2019	Dec 31, 2018	Sept. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
Fleet Vehicles and Services*	$188,528	$218,775	$275,216	$313,374	$335,325

Emergency Response Vehicles*	214,659	216,526	175,699	175,603	189,627

Motorhome Chassis *	28,470	36,584	32,137	33,511	28,463
Other Vehicles	-	-	-	-	36
Aftermarket Parts and Accessories	667	1,072	1,861	1,612	1,164
Total Specialty Chassis & Vehicles	29,137	37,656	33,998	35,123	29,663

Total Backlog	$432,324	$472,957	$484,913	$524,100	$554,615

* Anticipated time to fill backlog orders at March 31, 2019; 6 months or less for fleet vehicles and services, except for the USPS truck body order which will be fulfilled throughout 2019; 10 months or less for emergency response vehicles; 3 months or less for motorhome chassis; and 1 month or less for other products.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP financial measure. This non-GAAP measure is calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. For the periods covered by this release such include expenses associated with restructuring actions taken to improve the efficiency and profitability of our manufacturing operations, various items related to business acquisition and litigation activities, and the impact of temporary production disruptions due to severe weather-related flooding surrounding the Company’s Nebraska facilities.

We present the non-GAAP measure adjusted EBITDA because we consider it to be an important supplemental measure of our performance. The presentation of adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer term operating trends. We believe this measure to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting this non-GAAP measure is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of this non-GAAP measure, when considered together with the corresponding GAAP financial measures and the reconciliations to that measure, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of this disclosure.

Our management uses adjusted EBITDA to evaluate the performance of and allocate resources to our segments. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining certain incentive compensation for our management team.

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
Spartan Motors, Inc.	2019	2018
Net income (loss) attributable to Spartan Motors, Inc.	$1,397	$4,194
Add (subtract):
Restructuring charges	112	20
Impact of acquisition adjustment for net working capital	-	(1,500)
Acquisition related expenses	45	162
Litigation costs	43	-
Nebraska flooding costs	123	-
Deferred tax asset valuation allowance	(99)	74
Tax effect of adjustments	(78)	315
Adjusted net income attributable to Spartan Motors, Inc.	$1,543	$3,265

Net income (loss) attributable to Spartan Motors, Inc.	$1,397	$4,194
Add (subtract):
Depreciation and amortization	2,525	2,452
Taxes on income	13	(48)
Interest expense	374	323
EBITDA	$4,309	$6,921

Add (subtract):
Restructuring charges	112	20
Litigation costs	43	-
Nebraska flooding costs	123	-
Impact of acquisition adjustment for net working capital	-	(1,500)
Acquisition related expenses	45	162
Adjusted EBITDA	$4,632	$5,603

Diluted net earnings (loss) per share	$0.04	$0.12
Add (subtract):
Restructuring charges	-	-
Litigation costs	-	-
Nebraska flooding costs	-	-
Impact of acquisition adjustment for net working capital	-	(0.04)
Acquisition related expenses	-	-
Tax effect of adjustments	-	0.01
Adjusted diluted net earnings per share	$0.04	$0.09

Financial Summary (Non-GAAP) Consolidated
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018

Total segment adjusted EBITDA	$9,647	$8,953
Add (subtract):
Interest expense	(374)	(323)
Depreciation and amortization	(2,525)	(2,452)
Restructuring expense	(112)	(20)
Joint venture expenses (legal)	(27)	-
Acquisition expense	(45)	(162)
Impact of acquisition adjustment for net working capital	-	1,500
Litigation costs – API	(16)	-
Nebraska flooding costs	(123)	-
Unallocated corporate expenses	(5,015)	(3,350)
Consolidated income (loss) before taxes	$1,550	$4,146

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Forecast Year Ending December 31, 2019
	Low	Mid	High
Net income	$19,539	$21,085	$22,630
Add:
Depreciation and amortization	10,405	10,405	10,405
Interest expense	1,281	1,281	1,281
Taxes	5,649	6,096	6,542
EBITDA	$36,874	$38,867	$40,858

Add (subtract):
Restructuring charges	200	200	200
Adjusted EBITDA	$37,074	$39,067	$41,058

Earnings per share	$0.56	$0.60	$0.64
Add:
Restructuring charges	0.01	0.01	0.01
Less tax effect of adjustments	-	-	-
Adjusted earnings per share	$0.57	$0.61	$0.65

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